Exhibit 99.2

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

COGNIZANT BROADENS EXECUTIVE MANAGEMENT TEAM

Promotes Cognizant Veterans to Support Ongoing Growth of the Business

TEANECK, N.J., February 8, 2012 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of information technology, consulting, and business process outsourcing services, today announced the expansion of its executive management team to support the ongoing growth of the business.

The following promotions have been approved by Cognizant’s Board of Directors and are effective immediately:

•	Gordon Coburn has been promoted to President

•	Rajeev Mehta has been promoted to Group Chief Executive – Industries and Markets

•	Chandra Sekaran has been promoted to Group Chief Executive – Technology and Operations

•	Karen McLoughlin has been promoted to Chief Financial Officer

•	Malcolm Frank has been promoted to Executive Vice President, Strategy and Marketing

“The expansion of our management team reflects the next step in our strategy of driving industry-leading growth within our core business while simultaneously investing in our next generation of service offerings,” said Francisco D’Souza, Chief Executive Officer of Cognizant. “I will continue to lead Cognizant’s overall strategy and direction while focusing my efforts on developing new services in emerging areas that offer significant long-term growth opportunities.” Mr. D’Souza continued, “The individuals who have been promoted today are Cognizant veterans who have played integral roles in building our company over many years. I congratulate each of them for their many accomplishments and look forward to working with them as we continue to execute on our strategy.”

Cognizant’s expanded management team consists of seasoned technology industry veterans with significant experience within Cognizant.

Mr. Coburn joined Cognizant in 1996, served as Chief Financial Officer since 1998 and as Chief Financial and Operating Officer since 2007. In his new role, Mr. Coburn will manage Cognizant’s overall P&L. Mr. Coburn has a Bachelor’s degree from Wesleyan University and an MBA from the Tuck School at Dartmouth College.

Mr. Mehta joined Cognizant in 1997 and has played a number of roles building and leading its client facing organization, most recently serving as Chief Operating Officer, Global Client Services. In his new role, Mr. Mehta is responsible for leading Cognizant’s industry vertical and geographic market operations on a global basis. Mr. Mehta has a Bachelor’s degree from the University of Maryland and an MBA from Carnegie Mellon University.

Mr. Sekaran joined Cognizant in 1994 and has played various leadership roles in growing the Company’s global delivery organization, spearheading new solutions, and championing process improvements, most recently as President and Managing Director, Global Delivery. In his new role, Mr. Sekaran leads our solutions and delivery teams world-wide. Mr. Sekaran has a Bachelor’s degree from the National Institute of Technology and an MBA from the Indian Institute of Management.

Ms. McLoughlin joined Cognizant in 2003 and most recently served as Senior Vice President of Finance and Enterprise Transformation. She led the development of Cognizant’s Financial Planning & Analysis capability and has driven various business optimization programs through Cognizant’s Enterprise Transformation Group. In her new role as CFO, Ms. McLoughlin will oversee all aspects of Cognizant’s Finance and Accounting operations. Ms. McLoughlin has a Bachelor’s degree from Wellesley College and an MBA from Columbia University.

Mr. Frank joined Cognizant in 2005 as head of Strategy and Marketing and, in this capacity he directs all aspects of Cognizant’s strategy and brand. His responsibilities have included industry and media relations, corporate communications, and field and corporate marketing. Most recently, he played an integral role in developing Cognizant’s 2015 Strategy and externalizing that strategy through the company’s “Future of Work” messaging. Mr. Frank has a Bachelor’s degree from Yale University.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process outsourcing services, dedicated to helping the world’s leading companies build stronger businesses. Headquartered in Teaneck, New Jersey (U.S.), Cognizant combines a passion for client satisfaction, technology innovation, deep industry and business process expertise, and a global, collaborative workforce that embodies the future of work. With over 50 delivery centers worldwide and approximately 137,700 employees as of December 31, 2011, Cognizant is a member of the NASDAQ-100, the S&P 500, the Forbes Global 2000, and the Fortune 500 and is ranked among the top performing and fastest growing companies in the world. Visit us online at www.cognizant.com or follow us on Twitter: Cognizant.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contact: David Nelson

VP, Investor Relations & Treasury

201-498-8840

david.nelson@cognizant.com